UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2007

VIASYS HEALTHCARE INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-16121	04-3505871
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

227 Washington Street, Suite 200
Conshohocken, Pennsylvania		19428
(Address of Principal Executive Offices)		(Zip Code)

(610) 862-0800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.                        Change in Control of Registrant.

As previously announced, on May 11, 2007, VIASYS Healthcare Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”) and Eagle Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Cardinal Health (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

Pursuant to the Merger Agreement, Merger Sub commenced a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Shares”), at $42.75 per share, net to the Company stockholders in cash, upon the terms and subject to the conditions disclosed in the Offer to Purchase and the related Letter of Transmittal, together with any amendments and supplements thereto.  The initial offering period of the Offer expired at 12:00 midnight, New York City time, at the end of Wednesday, June 20, 2007, at which time, based on the information provided by Computershare Trust Company, N.A., the depositary for the Offer, approximately 27.4 million Shares were validly tendered and not withdrawn pursuant to the Offer (including approximately 3.2 million Shares tendered by notice of guaranteed delivery) which represents approximately 81.9% of all outstanding Shares.  Merger Sub accepted for payment all Shares validly tendered and not withdrawn pursuant to the terms of the Offer.

On June 21, 2007, Merger Sub commenced a subsequent offering period for all remaining Shares.  The subsequent offering period is scheduled to expire at 6:00 p.m., Eastern Daylight Time, on Wednesday, June 27, 2007, unless further extended.  During the subsequent offering period, holders of Shares who did not previously tender their Shares into the Offer may do so and will promptly receive the same $42.75 per share cash consideration, without interest, paid during the initial offering period of the Offer.  Merger Sub will immediately accept all Shares properly tendered during the subsequent offering period and will pay the tendering stockholders promptly after acceptance. Shares tendered during the subsequent offering period may not be withdrawn.

The Offer was made in accordance with, and the acceptances made pursuant to, the terms of the Merger Agreement, which provides that after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the Merger will be effected.  As a result of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Cardinal Health.  At the effective time of the Merger, each share then outstanding (except for Shares held by Cardinal Health, Merger Sub or the Company, or any wholly owned subsidiary of the Company, or Shares held by stockholders properly exercising dissenters’ rights) will be converted into the right to receive $42.75 per share in cash without interest.

Merger Sub estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $1.5 billion after giving effect to proceeds received in connection with the exercise of the Company options and excluding the Company’s fees and expenses. In addition, after completion of the Offer, to the extent that it is not left outstanding on the same or modified terms, Cardinal Health expects to repay or refinance up to approximately $45 million of outstanding indebtedness of the Company.  Cardinal Health expects to repay or refinance any outstanding indebtedness under the Company’s credit revolver facility.  Cardinal Health will ensure that Merger Sub has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. Cardinal Health will have available the necessary funds to complete the

Offer and the Merger from its existing cash on hand and from the issuance of debt securities, and will cause Merger Sub to have sufficient funds available to complete the Offer and the Merger.

On June 8, 2007, Cardinal Health issued and sold $300 million aggregate principal amount of 5.65% notes due 2012 and $300 million aggregate principal amount of 6.00% notes due 2017 in a private placement to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.  The notes are governed by an Indenture dated as of April 18, 1997 between Cardinal Health and The Bank of New York Trust Company, N.A., (successor to J.P. Morgan Trust Company, National Association, successor to Bank One, N.A., formerly known as Bank One, Columbus, N.A.), as trustee, as supplemented by a supplemental indenture dated June 8, 2007.  The notes are senior unsecured obligations of Cardinal Health and rank equally with all of its existing and future unsecured senior debt and senior to all of its existing and future subordinated debt.  Cardinal Health expects to use the net proceeds from the offering of the notes to fund a portion of the purchase price for the Shares acquired in the Offer and the Merger.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on May 14, 2007.

Item 8.01.                        Other Events.

On June 21, 2007, Cardinal Health issued a press release announcing the termination of the initial Offer period and the commencement of the subsequent offering period.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01                           Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                           Press release, dated May 14, 2007, of Cardinal Health, Inc. regarding the termination of the initial Offer period and the commencement of the subsequent offering period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASYS HEALTHCARE INC.
(Registrant)

Date: June 25, 2007
	By:	/s/ Martin P. Galvan
		Name:	Martin P. Galvan
		Title:	Executive Vice President, Chief Financial Officer and Investor Relations